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                                                                      EXHIBIT 14


                           COVER-ALL TECHNOLOGIES INC.

                       CODE OF ETHICS AND BUSINESS CONDUCT

                           ADOPTED AS OF JUNE 25, 2003

        Cover-All Technologies Inc. has adopted this Code of Ethics and Business Conduct (the "Code") which is applicable to every director, officer and employee of the Corporation and its subsidiaries (collectively, the "Corporation") in the performance of their duties. The Code should be read in conjunction with the Corporation's other policies that govern employee conduct.

        This Code sets out the principles to which all directors, officers and employees of the Corporation ("Insiders") are expected to adhere and advocate in meeting these standards. The Code embodies rules regarding individual and peer responsibilities, as well as responsibilities to the Corporation, the public and other shareholders.

        No code of conduct can hope to lay down appropriate behavior for every situation, nor should it seek to do so. Each Insider is required to make a careful and considered judgment of what is right and proper in any particular situation.

        While you are individually responsible for complying with the Code, you do not do so in a vacuum. The Corporation has the resources, people and processes in place to answer questions and guide you through difficult decisions. The Chief Operating Officer has been designated the Corporation's "Compliance Officer." The Compliance Officer is responsible for overseeing, interpreting and monitoring compliance with the Code.

        The Corporation and its directors, officers and employees are committed to conduct business honestly and in accordance with the highest ethical standards. This means conducting business in accordance with the spirit and letter of applicable laws and regulations. This Code, which applies to all Insiders and their family members, helps in this endeavor by providing a statement of the fundamental principles that govern the conduct of the Corporation's business.

ITEM 1. CONFLICTS OF INTEREST

        You have an obligation to promote the best interests of the Corporation at all times. You should avoid any action which may involve a conflict of interest with the Corporation. A conflict of interest can arise when you take actions or have interests that make it difficult for you to perform your work objectively and effectively. You should not have any undisclosed, unapproved financial or other business relationships with the Corporation's suppliers, customers or competitors that might impair the independence of any judgment you may need to make on behalf of the Corporation. Conflicts of interest would also arise if you, or a member of your family, receive improper personal benefits as a result of your position in the Corporation. You must also avoid apparent conflicts of interest, which occur where a reasonable observer might assume there is a conflict of interest and, therefore, a loss of objectivity in your dealings on behalf of the Corporation. Other conflicts of interest include, by way of example, a person:

        o       making an investment that may affect his/her business decisions;

        o owning a meaningful financial interest in, or being employed by, an organization that competes with the Corporation;

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        o       owning a meaningful financial interest in, or being employed by, an organization that does, or seeks to do, business with the Corporation;

        o making a material decision on a matter where such person's self-interests may reasonably call the appropriateness of the decision into question;

        o being employed by or accepting compensation from any other person as a result of business activity or prospective business activity affecting the Corporation.

        No Insider or their family member should personally benefit, directly or indirectly, from any of the Corporation's purchases or sales, or derive any other personal gain from any other activity of the Corporation that may impair the independence of any judgment they may need to make on behalf of the Corporation, except when such transaction has been fully disclosed to and approved in writing as provided in this Code.

        Where conflicts of interest arise, you must provide full disclosure of the circumstances in writing to the Compliance Officer.

ITEM 2. COMPLIANCE WITH LAWS

        It is expected that you will comply with all applicable laws, rules, regulations and corporate policies. Violation of governing laws, rules, regulations and corporate policies is both unethical and subjects the Corporation to significant risk in the form of fines, penalties and damaged reputation.

ITEM 3. INSIDER TRADING

        The Securities and Exchange Commission's rules and regulations prohibit you from trading securities or tipping others to trade securities of the Corporation when you are aware of material information that has not been made available to the public. In general, material information is any information that could be considered important by a person in deciding whether to trade in a Corporation's stock. Examples include: information relating to sales, earnings, proposed acquisitions, planned stock splits, proposed changes in dividends and other information that has the potential to affect the stock price of the Corporation.

        As a general rule, if the information makes you think of buying or selling the stock of the Corporation, it probably would have the same effect on others and therefore is probably material information.

        Insiders shall not use, act upon or disclose to any third party including, without limitation, any family member, any material information. If you have access to material non-public or inside information, whether it pertains to the Corporation or another company, you may not buy or sell the stock of the Corporation or the other company until it has been publicly disclosed and adequate time has passed for the securities markets to digest the information. In addition, you may not share this information with anyone, including family members, nor may you recommend to anyone that they buy or sell stock of the Corporation or the other company.

        Trading on inside information can have severe consequences. The Securities and Exchange Commission and similar agencies are authorized to bring a civil lawsuit against anyone who trades on inside information (or who provides another person with inside information) and also against the Corporation. Insider trading is also a crime subject to criminal penalties, including jail terms.

        For more information, refer to the Corporation's Policy Memorandum Concerning Securities Trading.


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ITEM 4. CONFIDENTIALITY

        No Insider or their family member shall discuss with, or inform others about, any actual or contemplated business transaction by the Corporation, its customers or venders except in the performance of the Insider's employment duties or in an official capacity and then only for the benefit of the Corporation, as appropriate, and in no event for personal gain or for the benefit of any other third party.

        No Insider or their family member shall give any information to any third party about any business transaction of the Corporation, its customers or venders that are proposed or in process unless expressly authorized to do so by the Compliance Officer.

        No Insider or their family member, other than the Corporation's Chief Executive Officer, the Chief Financial Officer and the Chief Operating Officer, if any, may discuss with any member of the press or media the Corporation, its customers or venders except with the prior authorization of the Compliance Officer. Insiders and their family members shall refer all press inquiries to the Compliance Officer.

ITEM 5. DISCLOSURE

        As a public Company, the Corporation has an obligation to comply with the rules relating to disclosure of material and price sensitive information under the relevant Securities and Exchange Commission rules and regulations. Thus, the Corporation is committed to providing full, fair, accurate, timely and understandable public disclosures, including filings submitted to the Securities and Exchange Commission. All Insiders who are involved in the Corporation's disclosure process, including its senior executive officers, are responsible for acting in furtherance of this policy.

ITEM 6. ACCURACY OF RECORDS

        The Corporation's accounting records and supporting documents must accurately describe and reflect the nature and result of the Corporation's business operations. All activities and results of the Corporation's business operations must be presented in a fair and balanced manner.

        All business transactions must be properly authorized as well as completely and accurately recorded on the Corporation's books. Procedures for doing so must comply with the Corporation's financial policies and follow the Corporation's policies for authorization and documentation, as well as follow generally accepted accounting practices. Budget proposals and other financial evaluations and forecasts must fairly represent all information relevant to the business transaction. In addition, no unrecorded cash funds or other asset accounts may be established or maintained for any purpose. Misapplication or improper use of corporate property or false entry to records by you or others must be reported to Board of Directors of the Corporation or the Compliance Officer.

ITEM 7. RECORDKEEPING AND RETENTION

        To help maintain the integrity of the Corporation's recordkeeping and reporting systems, you must know your area's records retention procedures, including how data is stored and retrieved. It is your responsibility to know how to document and transact any entries or records for which you are responsible. You are expected to comply fully and accurately with all audits, including responding in a timely fashion to requests for records or other material from or on behalf of the Corporation's auditors or management.


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ITEM 8. COMPLIANCE WITH CODE OF ETHICS AND BUSINESS CONDUCT

        The Corporation has adopted a system of internal controls that must be strictly adhered to by all Insiders in providing financial and business transaction information to and within the Corporation. The internal controls are the backbone of the integrity of the Corporation's financial records and financial statements.

        Each Insider shall promptly report to the Compliance Officer any actual or suspected breaches or violations of the Corporation's internal controls that come to the attention of the Insider.

        Each Insider shall promptly report to the Compliance Officer any actual or suspected fraudulent or questionable transactions or occurrences that come to the attention of the Insider. Potentially fraudulent transactions include, without limitation, embezzlement, forgery or alteration of checks and other documents, theft, misappropriation or conversion to personal use of the Corporation's assets, and falsification of documents.

        Each Insider is encouraged to bring to the attention of the Compliance Officer any changes that the Insider believes may improve the Corporation's system of internal controls.

        The Corporation has adopted a system of disclosure controls to assure that all important information regarding the business and the prospects of the Corporation is brought to the attention of the Chief Financial Officer of the Corporation. The accuracy and timeliness of compliance is critical and necessary to enable those officers to provide the financial statement and periodic report certifications required by federal law.

        Each Insider shall strictly adhere to the system of disclosure controls, including the internal reporting responsibilities assigned to him or her by the Corporation.

        Each Insider shall be candid in discussing matters concerning internal controls and business disclosures with the Corporation's management, internal auditors, outside auditors, outside counsel and directors.

ITEM 9. ENFORCEMENT

        The Compliance Officer shall take such action he or she deems appropriate with respect to any Insider who violates, or whose family member violates, any provision of this Code, and will inform the Board of Directors of the Corporation of all material violations. Any alleged violation by the Compliance Officer will be presented promptly to the Audit Committee of the Board of Directors for its consideration and such action as the committee, in its sole judgment, shall deem warranted.

        The Compliance Officer will keep records of all reports created under this Code and of all action taken under this Code. All such records will be maintained in such manner and for such periods as are required under applicable Federal and state law.

ITEM 10. ACCOUNTABILITY FOR ADHERENCE TO THE CODE

        You are responsible for abiding by this Code. This includes responsibility for the failure to exercise proper supervision and to detect and report a violation by your subordinates. Discipline may, when appropriate, include dismissal.


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